Exhibit 99.2

CONTACT:	Yin Chang / Katie Bernard

KCSA Public Relations Worldwide

212/896-1228 / 212/896-1272

ychang@kcsa.com / kbernard@kcsa.com

Thom Mocarsky
Arbitron Inc.

212/887-1314

thom.mocarsky@arbitron.com

Arbitron Inc. Board Adopts Stockholder Rights Plan

Plan Expires September 30, 2001

NEW YORK—MARCH 30, 2001—Arbitron Inc. (NYSE: ARB) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on April 13, 2001.

Plan expires on September 30, 2001

Arbitron’s adoption of the Rights Plan is intended to protect the rights of its stockholders during the six months immediately following the establishment of the Company as an independent publicly traded company. The Rights Plan, which is similar to plans adopted by more than 2,200 publicly-traded companies (with exception of its short, six month duration), is designed to deter coercive or unfair takeover tactics. The Rights Plan will assist the Company’s Board of Directors in dealing with any future actions taken by hostile entities which attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares during this time period.

In implementing the Rights Plan, the Board has declared a dividend of one right for each outstanding share of Arbitron Common Stock. Each right initially would entitle the holder thereof to purchase one-one thousandth of a share of Preferred Stock. One-one thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The rights will expire on September 30, 2001.

Commenting on the Rights Plan, Stephen B. Morris, chief executive officer and president, said “The Board of Directors is very sensitive to the concerns of the marketplace, particularly those raised by important institutional investors, about taking actions that may be perceived as efforts to ‘entrench’ management. At the same time, the Board recognized that during the first few months of the Company’s existence as an independent company, the volatility in our stock price may be significant. The Board’s adoption of a Rights Plan, limited to a six-month term, I believe is a balanced response to the issues facing the Board and will enable the Board to ensure that all stockholders realize the value of their investment during this time period.”

Said Lawrence Perlman, non-executive chairman of the Arbitron Inc. Board of Directors, “The Stockholder Rights Plan has been implemented as a short term protective measure for the stockholders during this initial trading period. The Arbitron Board has no present intention of enacting a new Stockholder Rights Plan when the present one expires on September 30, 2001.”

Initially, the rights are represented by the Company’s Common Stock certificates and are not exercisable. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 18% or more of Arbitron’s Common Stock or commences, or publicly announces an intention to commence, a tender or exchange offer which would result in its ownership of 18% or more of the Common Stock. The exercise price is $30.00. Ten days after a public announcement that a person or group has become the beneficial owner of 18% or more of the Common Stock, all holders of rights, other than the acquiring person or group, would be entitled to purchase Common Stock of the Company upon the payment of the exercise price at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company’s assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group becomes the beneficial owner of 18% or more of the Common Stock, Arbitron’s Board of Directors may exchange one share of Common Stock for each right, other than rights held by the acquiring person or group. The Board generally may redeem the rights at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 18% or more of the outstanding Common Stock. The redemption price is $0.005 per right.

Details of the Rights Plan will be mailed to all stockholders of the Company.

About Arbitron:

Arbitron Inc. (www.arbitron.com) is an international media and marketing research firm serving radio and television broadcasters, cable companies, advertisers and advertising agencies, magazines, newspapers and the online industry in the United States and Europe. Arbitron’s core businesses are measuring radio audiences in local markets across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron employs approximately 700 full-time employees; its executive offices are located in New York City.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	realize the benefits we expect to achieve from the Spin-off;

•	successfully execute our business strategies, including timely implementation of our Portable People Meter(TM) and our Webcast Ratings(TM) services, as well as expansion of international operations;

•	continue to benefit from further consolidation in the radio industry; and

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS—Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.